Exhibit 99.1 -- Correction

PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact:     Owen J. Onsum January 31, 2007
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California 95620
(707)	678-3041

First Northern Community Bancorp - 4th Quarter Earnings Report
Board Declares 6% Stock Dividend

Dixon, California - First Northern Community Bancorp (the “Company”, ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the fourth quarter of 2006. Year-to-date net income as of December 31, 2006 was reported at $8.81 million, up 1.4% over the $8.69 million earned in the same fiscal period last year. Diluted earnings per share for the twelve months ended December 31, 2006 was $0.99, up 1.0 % from the $0.98 reported last year. Annualized Return on Average Assets for the period ended December 31, 2006 was 1.32%, compared to 1.35% for the same period in 2005. Annualized Return on Beginning Core Equity was 15.84%, compared to 17.06% one year ago.

Total assets at December 31, 2006 were $685.2 million, an increase of $24.6 million, or 3.7% over year-end 2005. Total deposits of $604.4 million increased $22.6 million or 3.9% compared to December 31, 2005 figures. During that same period, total net loans (including loans held-for-sale) increased $19.5 million, or 4.2%, to $480.0 million.

Net income for the quarter ended December 31, 2006 was $2.07 million, down 8.4% from the $2.26 million earned in the same period in 2005. Diluted earnings per share for the quarter was $0.24, compared to $0.25 per diluted share earned a year ago.

At their regular meeting on January 25, 2007, the Board of Directors of First Northern Community Bancorp declared a 6% stock dividend, payable March 30, 2007 to shareholders of record as of February 28, 2007. All income per share amounts have been adjusted to give retroactive effect to the stock dividend. This dividend represents the 42nd consecutive year the Company has paid a stock dividend.

Owen “John” Onsum, President and CEO stated, “Overall we’re quite pleased with our 2006 results. The rising interest rate environment and housing market slowdown certainly make achieving growth projection numbers more difficult. Yet net income, total assets, deposits, loans and diluted earnings per share, all showed positive gains for the year. We attribute our positive results to solid commercial loan growth, strong gains in money market deposits, and increased non-interest income stemming from mid-year product repricing.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 12 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Suisun City, Downtown Sacramento, Roseville, and Folsom, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern Bank also offers non-FDIC insured Investment and Brokerage Services at each branch location. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company"). These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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